Catalyst Lighting Group, Inc. Enters Merger Agreement with Phototron, Inc.

Newport Beach, CA--(02/17/11) - Catalyst Lighting Group, Inc., (OTCBB: CYSU) announced that on February 14, 2011, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with PHI Merger Corporation, a California corporation and its wholly-owned subsidiary (“MergerCo”), and Phototron, Inc.  Subsequent to the anticipated closing of the transaction, the business operations of Phototron will comprise Catalyst’s principal business operations going forward.

Phototron designs and manufactures indoor mini-greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  Phototron’s products, consisting of 21” x 39” units and 21” x 51” units (collectively, “Phototrons”), provide between 18,900 and 36,000 lumens of light.  Phototrons allow users to precisely control what a plant receives, grow crops densely, avoid using pesticides, increase yields and automatically water plants.

Phototron aims to take advantage of the number one hobby in the United States – gardening, and the fastest growing segment in the gardening business – hydroponic gardening.  Hydroponic gardening is a method of growing plants using mineral nutrient solutions, in water, without soil and pesticides.  When the required mineral nutrients are introduced into a plant’s water supply, soil is no longer required for the plant to thrive.  Almost any, herb, vegetable, flower, fruit or terrestrial plant will grow with hydroponics.  Hydroponics is also a standard technique in biology research and teaching. The demographics of today’s food gardening households include a broad cross-section of the U.S. population.  There are few other activities where virtually every demographic group is so well represented, no matter what their age, education, income, marital status, household size, gender, or regional location.

Phototron currently has a customer base exceeding 50,000 people with a continuity program that represents 50% of its revenue, including nutrients and replacement parts for its units.  Moving forward, Phototron plans to expand its independent distribution network.

The closing of the Merger is subject to several conditions, including without limitation, the approval of the Merger by a majority of Phototron’s outstanding shares, the absence of demands for or entitlement to dissenter’s rights with respect to the Merger, Phototron’s delivery of audited financial statements and Phototron’s consummation of a capital raising transaction with gross proceeds of not less than $999,999.  Under the Merger Agreement, if all conditions are satisfied or waived: (a) MergerCo will be merged with and into Phototron; (b) Phototron will become the Company’s wholly-owned subsidiary; (c) all holdings of Phototron shares and options will be exchanged (or assumed, in the case of options) for comparable securities of Catalyst; and (d) 95% of the shares of Catalyst’s common stock (on a fully-diluted basis) will be owned by Phototron shareholders and option holders (the “Merger”).  There can be no assurance that the conditions to the closing of the Merger will be satisfied, or that the Merger will be consummated.  If all conditions to the closing of the Merger are satisfied, the Company anticipates that the Merger will close within the first quarter of 2011.

Upon consummation of the Merger, the combined entity will be solely engaged in Phototron’s business, Phototron’s officers will become Catalyst’s officers and Phototron’s directors will become and constitute all of the members of Catalyst’s board of directors. The Merger Agreement is included as Exhibit 2.1 of the Current Report on Form 8-K filed by the Company on February 17, 2011 and is the legal document that governs the Merger and the other transactions contemplated by the Merger Agreement.  The discussion of the Merger Agreement set forth herein is qualified in its entirety by reference to Exhibit 2.1 to the Form 8-K.

Catalyst is authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share.  Approximately 78.372884 shares of its common stock will be issued for each outstanding share of Phototron common stock pursuant to the Merger.  All existing Phototron options will be assumed and will entitle each former holder thereof to purchase, for each option share purchasable upon exercise of a Phototron option, approximately 78.372884 shares of Catalyst common stock.  For each such purchasable share of Catalyst common stock, the current option exercise price will be divided by approximately 78.372884.  The other terms and conditions of the options, including exercise procedures, any vesting requirements and expiration dates, will remain essentially the same.

Catalyst has declared for stockholders of record of its common stock as of February 28, 2011, subject to the closing of the Merger, the Company’s compliance with the applicable requirements of Delaware law and FINRA’s confirmation that it has received the necessary processing documentation, a per share dividend of (i) $0.05772 in cash and (ii) one (1) share of common stock.  Catalyst shall pay and issue such dividend within ten (10) business days of the closing date of the Merger.

Pursuant to the Merger Agreement, at the closing of the Merger and subject to applicable regulatory requirements, including the preparation, filing and distribution to its stockholders of a Schedule 14(f)-1 information statement, Craig Ellins will become Catalyst’s Executive Chairman, Brian B. Sagheb will become Catalyst’s Chief Executive Officer, Chief Financial Officer and Secretary, and Todd Denkin will become Catalyst’s President.  Those individuals presently hold the same offices of Phototron.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the closing of the Merger, the payment of dividends, marketing and distribution plans, development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company’s ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. Catalyst undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Leon Hamerling
Investor Media Group
(877) 725-2500

Catalyst Lighting Group
Eric Stoppenhagen
Chief Executive Officer
(949) 903-0468

Phototron
Brian Sagheb
Chief Executive Officer
(818) 992-0200